                                                                    EXHIBIT 10.7





March 2, 1994



Joseph J. Francesconi
1319 San Mateo Drive
Menlo Park, California 94025:

Dear Joe:

I am very pleased to offer you the exempt position of President, Chief Executive Officer, reporting to the Board of Directors and to also offer you a position on the Board of Directors.

Your annualized base salary of $350,000 will be paid bi-weekly. Your compensation also includes a variable incentive plan component which is targeted at fifty percent (50%) of your base salary. During the first year you are guaranteed to receive half of your targeted incentive payment. The balance of the incentive payout in the first year will be determined by performance to some agreed objectives with the Compensation Committee of the Board.

N.E.T. is also pleased to offer you a Non-qualified Stock Option covering 225,000 shares of the Company's common stock (this option is subject to adjustment for stock splits and the Company's 1993 Stock Option Plan and the Stock Option Agreement). The exercise price for the stock will be the fair market value on the date the option is granted, such value to be determined in accordance with the 1993 Stock Option Plan. The option agreement will incorporate a vesting schedule which will extend over a period of four (4) years. The option will be exercisable for 25% of the stock at the end of the first year from the grant date, and for the remaining 75% at the monthly rate of 1/36th of the optioned shares for each full month commencing in the thirteenth month after the grant date until the 48th month. We would be happy to provide you with a copy of the option agreement if you wish it for review. Effective the day before the effective date of a Corporate Transaction or Change in Control (as these terms are defined in the Option Plan) the above N.E.T. Stock Options shall accelerate such that all options shall immediately become exercisable, notwithstanding any option agreement provisions to the contrary.

N.E.T. provides a comprehensive flexible benefits program called CHOICES.
Under CHOICES, you can customize your benefits to meet your individual needs by selecting various levels of coverage from a menu of benefit options. The benefit options include: medical and dental coverage, life insurance, accidental death insurance and long term disability insurance for you. You may cover your family under the medical and dental plans, accidental death insurance and dependent life insurance. N.E.T. provides you with enough Choice Dollars to cover the cost of your benefits at very competitive levels. If you choose to cover your family, you will be required to contribute a nominal amount to the plan - in most cases on a pre-tax basis. Additionally, N.E.T. provides pre-tax spending accounts - called Reimbursement Accounts - for eligible unreimbursed medical expenses and dependent care expenses. You will be eligible to receive fifteen (15) days of vacation per year by Company policy. The Company reserves the right to change its policies and benefits with or without notice. Any such changes must be in writing and must be signed by an Officer of N.E.T.

This offer letter sets forth the entire Agreement between you and N.E.T. concerning your employment by N.E.T. It supersedes any condition, representation or understanding with respect to your employment. Either you or N.E.T. may decide to terminate your employment at any time, with or without cause, and for any reason. Please note that this "at will" status is a condition of employment that cannot be changed except in a writing by the Compensation Committee of the Board of Directors.

If your employment is involuntarily terminated by N.E.T. without cause at any time before your second employment anniversary date, then you will cease being a regular employee, but will be carried on the books of the company as a temporary employee for a period of twelve (12) months ("Notice Period").
During the Notice Period you will receive, less all applicable deductions and withholding: (i) your base salary, paid bi-weekly (if you obtain other employment during the Notice Period, you will inform N.E.T. and N.E.T. shall be entitled to an offset equal to base salary you receive from such other employer(s) during the Notice Period); (ii) medical, dental, life and disability insurance benefits and 401(k) Plan participation provided by N.E.T. or its successor to executives; and (iii) all N.E.T. Stock Options that you hold shall continue to vest, subject to applicable Stock Option Agreements. Consistent with your temporary employment status during the Notice Period, you agree to provide up to three days per month of professional services to N.E.T. for no additional consideration and at mutually agreed times and you agree not to provide services to any company that manufactures or distributes products or services that directly compete with products or services provided by N.E.T. to its customers. In consideration of the receipt of post termination continuance of salary, benefit or stock option vesting, your waive and release any claims that you may have and you agree not to participate in any legal or administrative proceedings against the company or any of its officers, directors or employees. This paragraph sets forth all rights, entitlements and compensation that you shall receive in the event of termination of your employment and also sets forth your sole and exclusive remedy for any and all employment related claims in the event of such termination.

Joe, we realize that this is an important decision for you and for N.E.T. We sincerely believe that this offer provides you with an excellent opportunity. As discussed, we are confident that N.E.T. will provide you with the personal challenge and growth potential you seek. In considering this offer, please feel free to consult me or any of the executives or Directors of N.E.T. I would be happy to facilitate such conversations or meetings.
This offer of employment will be open until the close of business on March 4, 1994. We are looking forward to an affirmative response. To accept this offer, please sign and date this offer letter and the Confidentiality Agreement and return the original signed copies in the enclosed envelope.

Sincerely yours,




John B. Arnold
Acting Chief Executive Officer


I am pleased to accept this offer. March __ will be my first full day in the office.



Signature:                                          Date:
           -------------------------------                --------------------
                 Joseph J. Francesconi


As a condition of accepting this offer, my receipt of cash compensation shall (except amounts required for Social Security (OASDI and Medicare) and Disability Plan contributions) be deferred through June 30, 1995, and all deferred amounts deposited in Mutual Series Fund - Beacon. I understand that this deferral is irrevocable and cannot be changed or modified under any circumstances and that I have only the rights of a general unsecured creditor with respect to payment of deferred compensation.

                                                                    EXHIBIT 10.8



January 8, 1993


Raymond E. Peverell
176 Exeter Avenue
San Carlos, CA 94070

Dear Ed,

We are pleased to offer you the exempt position of Senior Vice President, Worldwide Sales, reporting to me. Your starting base salary will be $200,000 annualized. Pay periods are bi-weekly. You will participate in the focal point review process administered on May 1, 1994, and annually thereafter.

In this position, our management incentive plan would normally provide for a target bonus of 45%. In your case, your incentive payout will be guaranteed at a minimum of $90,000 for the fiscal year ending March 31, 1994. This amount could be adjusted upward, depending on the Company's performance and your individual performance. In fiscal year 1995, you would be subject to the then-current management incentive plan.

A signing bonus of $20,000 will be disbursed to you within thirty (30) days after your employment start date. In the event that you voluntarily terminate employment with N.E.T. prior to the completion of one year of service, you agree to reimburse this $20,000 signing bonus to N.E.T. on a prorata basis.

N.E.T. provides a comprehensive flexible benefits program called CHOICES.
Under CHOICES, you can customize your benefits to meet your individual needs by selecting various levels of coverage from a menu of benefit options. The benefit options include: medical and dental coverage, life insurance, accidental death insurance and long term disability insurance for you. You may cover your family under the medical and dental plans, accidental death insurance and dependent life insurance. N.E.T. provides your with enough Choice Dollars to cover the cost of your benefits at better than competitive levels. If you choose to cover your family, you will be required to contribute a nominal amount to the plan - in most cases on a pre-tax basis. Additionally, N.E.T. provides pre- tax spending accounts - called Reimbursement Accounts - for unreimbursed medical expenses and dependent care expenses.

N.E.T. agrees to offer you a Non-qualified Stock Option (NQSO) covering 50,000 shares (subject to adjustment for stock splits and other Company's 1983 Stock Option Plan and the Stock Option Agreement grant). The exercise price for the stock will be the fair market value on the date the option is granted, such value to be determined in accordance with the 1983 Stock Option Plan. The option agreement will incorporate a vesting schedule which will extend over a period of four (4) years. The option will be exercisable for 25% of the stock at the end of the first year from the grant date, and for the remaining 75% at the monthly rate of 1/36th of the optioned shares for each full month commencing in the thirteenth month after the grant date until the 48th month.

If your employment is terminated by N.E.T. prior to your completing two (2) years of service for any reason, other than for good cause, and you do not there-upon accept another position at one of its subsidiaries, affiliates or successors, you agree that your sole and exclusive remedy shall be as provided in this paragraph. For a period of one year ("Notice Period") after such termination you will receive your base salary, paid bi-weekly, less all applicable deductions; medical, dental, life and disability insurance and other then standard employee benefits provided by N.E.T.; and the vesting of stock options and lapsing of repurchase rights in stock award ("Stock Vesting") granted by N.E.T. in accordance with the terms of the applicable Stock Option Plan as of the effective date of such termination. In addition, you will be paid all vacation time accrued as of you termination date. Except for the foregoing, as of the date of such termination, you waive any right to accrual of vacation pay, sick leave, future vesting of options in N.E.T. stock, future bonus payments, and future lapsing of repurchase rights in stock awards granted by N.E.T., and entitlement to additional equity participation or other consideration. During the notice period, you agree to provide up to three (3) days per month of consulting services to N.E.T. at mutually agreed times, and you agree neither to accept employment with, nor provide consulting or other services to any company that competes with N.E.T. or any subsidiaries or affiliates in the provision of communications equipment or services. You also covenant and agree never to initiate or participate in any legal or administrative proceedings or arbitration against either N.E.T. or any of its affiliates or the employees, officers, directors or agents of any of the regarding any claim arising during or as a result of your employment by N.E.T or regarding or as a result of the termination of your employment, or for any related benefit or compensation. You further agree that your entitlement to salary and benefit continuance and/or entitlement to Stock vesting provided may be terminated by N.E.T if you fail to abide by the above covenant not to compete, or if you fail to provide requested consulting services as agreed above, or if your employment is terminated for violation of any law or legal obligation if such violation either is related to or arose in the course of your employment (for example: sexual harassment, insider trading, voucher fraud, breach of fiduciary duty); or such violation affects your ability to perform the duties of your job (for example: a crime involving lack of integrity).

This offer letter sets forth the entire Agreement between you and N.E.T. concerning your employment by N.E.T. It supersedes any condition, representation or understanding with respect to your employment. Your employment can be terminated "at will" - which means that termination can occur with or without cause, at any time and for any reason, either by you or by N.E.T. The company reserves the right to change its policies and benefits with or without notice. Any such changes must be in writing and must be signed by an Officer of N.E.T. Please note that the "at will" status of your employment is a condition of employment that cannot be changed except in writing signed by N.E.T.'s Vice President of Human Resources or the Chief Executive Officer.
This offer is contingent upon your completing, signing and returning to us, both this offer letter and the N.E.T. Confidential Information and Inventions Agreement.

In addition, upon your first day of employment, you will be asked to provide proof of your eligibility to work legally in the United States and to sign such other documents as are customarily executed at the time of starting employment with N.E.T.

Pleased by advised that N.E.T. has a non-smoking policy. Smoking is not allowed in any area within N.E.T.'s facility except the smoking lounge. Should you accept employment with N.E.T., we request that you use only this area in which to smoke while inside our buildings.

Ed, we realize that this is an important decision for you in your future planning. We all sincerely believe that the position is an excellent opportunity, and we are confident that N.E.T. will provide you with the personal challenge and potential growth opportunity you seek.
This offer of employment will be open until the close of business January 8, 1993. We are looking forward to an affirmative response. To accept this offer, please sign this offer letter and the Confidential Agreement and return the original signed copies in the enclosed envelope.


Sincerely Yours,



Dan Warmenhoven
President & Chief Executive Officer



I am pleased to accept this offer. I will report to work on or before January 11, 1993.

Signature:                                                          Date:
           -------------------------------------------------              --------------------
                             Raymond E. Peverell


Start Date:
            ----------------------